For Further Information Contact:

Mark E. Leininger
(408) 537-3104 or (973) 808-1992
mleininger@allegronm.com

For Immediate Release

                 SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.
       ANNOUNCES OPERATIONAL AND MANAGEMENT RESTRUCTURING

     New York, New York, December 22, 1997 - Software Publishing Corporation Holdings, Inc. (Nasdaq: SPCO) announced today the restructuring of its operations and management team. The Board of Directors of the Company has decided to move the Company's principal executive offices to Fairfield, New Jersey and to close the Company's San Jose, California office in an effort to significantly reduce the Company's expenses. Additional revenue enhancement, cost-cutting and productivity improvement measures have also been adopted. Barry
A. Cinnamon, the Company's former Chairman of the Board, President and Chief Executive Officer has resigned these positions and has also resigned as a director of the Company. Lori Kramer Cinnamon has also resigned as a director and officer of the Company. Mark E. Leininger, the Company's Chief Operating Officer, will assume Mr. Cinnamon's responsibilities and will be responsible for the Company's operations, including the implementation of the restructuring. The Company also announced the appointment of a new Chief Financial Officer, Kevin
D. Sullivan, CPA. Mr. Sullivan has previously held two positions as Chief Financial Officer and formerly was the Treasurer of Prime Hospitality Corp., a New York Stock Exchange company, when it was known as Prime Motor Inns.

     Mark E. Leininger stated that: "We have taken these dramatic actions pursuant to a plan which we believe will result in the Company operating successfully. We believe that by continuing to develop and enhance our successful direct mail and telemarketing operations, eliminating the overhead associated with operations in the high-cost northern California environment and by improving our operations at the Company's Nashua, New Hampshire telemarketing and warehouse facilities, the Company can establish a positive cash flow;
however, no assurance can be given in this regard. The Company expects to continue to market and sell its existing products, including Serif PagePlus, Serif DrawPlus, Serif MailPlus and Software Publishing Corporation's Harvard Graphics, ActiveMail and other products. With the benefit of our profitable direct mail and telemarketing operations in the United Kingdom and with the anticipated increased efficiencies in our United States direct mail and telemarketing facilities and operations, we anticipate that the Company can continue to increase its sales of these products, as well as any other product which the Company may develop, acquire or license."

     In connection with these actions, the Company expects to classify its Intelligent Formatting technology as a discontinued operation, and anticipates that implelmenting the restructuring plan will result in non-recurring charges of approximately $4,000,000 in the fourth quarter of fiscal 1997, including expenses of approximately $500,000 anticipated to be incurred in connection with closing the San Jose office.  In connection with the  resignation of Mr.  Cinnamon, the Company has agreed to license a portion of its Intelligent Formatting technology to him for use in connection with a proposed Internet database product that the Company has no current plans to develop. The Company will be entitled to receive royalties and commissions in connection therewith. Additionally, Mr. Cinnamon has surrendered his 60,520 shares of Class B Voting Preferred Stock to the Company for cancellation and has granted to an officer of the Company a 10-year voting proxy with respect to the shares of Common Stock of the Company owned by him.

About the Company

     Software Publishing Corporation Holdings, Inc., through its subsidiaries Software Publishing Corporation, Serif Inc. and Serif (Europe) Limited (collectively, "Serif"), is an international developer, publisher and supplier of proprietary computer software applications and companion utilities programs, primarily targeted towards the visual communications and presentation graphics, desktop publishing, e-mail and business productivity segments of the corporate and small office/home office ("SOHO") markets. The Company's products are designed to improve the graphical appeal and overall effectiveness of documents produced by desktop publishing, presentation graphics, web page, e-mail, word processing and similar applications, as well as to produce documents through the Company's easy-to-use desktop publishing and presentation graphics applications. The Company's product lines include several products based upon its patent-pending Intelligent Formatting technology, including ActiveMail , Active Presenter , ActiveOffice, ASAP WordPower , ASAP WebShow , ASAP and Serif MailPlus , as well as its traditional products such as Serif PagePlus , Serif DrawPlus , Harvard Graphics , Harvard ChartXL , Harvard Spotlight , Learn to Do Windows 95 with John C. Dvorak, and a line of interactive multimedia products based on Entrepreneur Magazine publications.

Safe Harbor Statement

     Except for historical information contained herein, the matters set forth in this new release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for computer software, the market acceptance and amount of sales of the Company's products, the extent that the Company's direct mail programs achieve satisfactory response rates, the efficiency of the Company's telemarketing operations, the competitive environment within the computer software and direct mail industries, the Company's ability to raise additional capital, the ability of the Company to implement its reorganization plans efficiently and achieve the anticipated results thereof, the cost-effectiveness of the Company's product development activities and the extent to which the Company is successful in developing, acquiring or licensing successful products. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the Securities and Exchange Commission.

     The Harvard product line is a group of products having no connection with Harvard University. All trademarks are the property of their respective owners.